Exhibit 10.15

Execution Version

SECOND AMENDMENT

TO TERM LOAN CREDIT AGREEMENT

THIS SECOND AMENDMENT TO TERM LOAN CREDIT AGREEMENT, dated as of May 13, 2020 (this “Amendment”), relating to the Credit Agreement referred to below, is made by and among PROFRAC SERVICES, LLC (the “Borrower”), ProFrac Holdings, LLC (“Holdings”), PROFRAC MANUFACTURING, LLC (“Manufacturing”) and the Lenders party hereto (as defined below), constituting at least the Required Lenders.

RECITALS

WHEREAS, the Borrower, Holdings, Manufacturing, the other Obligors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Barclays Bank PLC, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns, the “Agent”) and as collateral agent for the Lenders (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”) have entered into the Term Loan Credit Agreement, dated as of September 7, 2018 (as amended by the First Amendment to Term Loan Credit Agreement, dated as of September 11, 2019, and as further amended, restated, supplemented or otherwise modified from time to time prior to the effectiveness of this Amendment, the “Existing Credit Agreement”; and the Existing Credit Agreement as amended by this Amendment and as further amended, restated, supplemented or otherwise modified from time to time after the effectiveness of this Amendment, the “Credit Agreement”; capitalized terms not otherwise defined herein having the meanings ascribed to them in the Credit Agreement); and

WHEREAS, the Borrower has requested certain amendments to the Existing Credit Agreement on the terms set forth herein, and, in accordance with Section 12.1 of the Existing Credit Agreement, the Existing Credit Agreement may be amended, supplemented, waived or modified in writing signed by the Required Lenders and the Obligors.

NOW THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto hereby covenant and agree as follows:

SECTION 1. Amendments to the Existing Credit Agreement. Effective as of the Second Amendment Effective Date (as defined below), the Existing Credit Agreement is hereby amended as follows:

(a) Section 1.1 of the Credit Agreement shall be and it hereby is amended by adding the following definitions, to be placed in the appropriate alphabetical order, to read as follows:

“Average Liquidity” means, for any period, the sum of the aggregate amount of Liquidity for each day in such period divided by the number of days in such period.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as in effect as of the date of this Amendment and any current or future regulations or official interpretations thereof.

“CARES Act Debt” means any loan or other financial accommodation under Title IV, Section 4003(b)(4) of the CARES Act; provided that (a) such Debt is unsecured, (b) such Debt does not mature less than four years after the date on which it is incurred, (c) such Debt does not have scheduled amortization or other payments of principal within one year of the date on which it is incurred, (d) the proceeds therefrom are used solely in a manner that is permitted by the CARES Act, (e) the Obligors have made all attestations required by the CARES Act to incur such Debt, and all such attestations are true and correct in all material respects, and (f) the Obligors have fully complied in all material respects with all restrictions under Section 4003(c)(3)(A)(ii) of the CARES Act that are applicable to such Debt.

“Cash Flow Reporting Period” means the period commencing on the first day of the first month following any month for which the Average Liquidity for such month shall have been less than $10,000,000 and ending on the last day of any month for which the Average Liquidity for each month during the immediately preceding three-month period shall have been equal to or greater than $10,000,000.

“Liquidity” has the meaning specified therefor in the ABL Credit Agreement on the Second Amendment Effective Date.

“Second Amendment” means the Second Amendment to Term Loan Credit Agreement, dated as of May 13, 2020.

“Second Amendment Effective Date” has the meaning specified therefor in Section 4 of the Second Amendment.

“Sponsor Purchased Loans” means Term Loans purchased by the Sponsor Purchasers (in one or more series of purchases) in accordance with the second proviso to Section 12.2(a) of the Credit Agreement on or before August 2, 2020; provided that, immediately upon such purchase, the Sponsor Purchasers will contribute, directly or indirectly, the principal amount of such Sponsor Purchased Loans, plus all accrued and unpaid interest thereon, to the Borrower and upon such contribution, such Sponsor Purchased Loans shall be cancelled, extinguished and of no further force or effect. Upon the date of such contribution, (x) the aggregate outstanding principal amount of the Term Loans shall reflect such cancellation and extinguishment of the Sponsor Purchased Loans and (y) the Borrower shall promptly provide notice to the Agent of such contribution of the Sponsor Purchased Loans, and the Agent, upon receipt of such notice, shall reflect the cancellation and extinguishment of the Sponsor Purchased Loans in the Register.

“Sponsor Purchasers” means Affiliates of the Borrower (other than Holdings or any of its Subsidiaries).

(b) The definition of “Applicable Margin” is hereby amended and restated in its entirety to read as follows:

“Applicable Margin” means a percentage per annum equal to (a) until the end of the first full Fiscal Quarter completed after the Closing Date, (i) for LIBOR Loans, 5.75%, and (ii) for Base Rate Loans, 4.75% and (b) thereafter, the following percentages per annum, based upon Total Net Leverage Ratio as of the most recent Adjustment Date:

Level	Total Net Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
I	≥2.00:1.00	8.50%	7.50%
II	< 1.25:1.00 or ≥ 0.75:1.00	7.50%	6.50%
III	<1.25:1.00 or ≥ 0.75:1.00	6.50%	5.5%
IV	<0.75:1.00	6.25%	5.25%

The Applicable Margin shall be adjusted quarterly in accordance with the table above on each Adjustment Date for the period beginning on such Adjustment Date based upon the Total Net Leverage Ratio as the Agent shall determine in good faith within ten (10) Business Days after such Adjustment Date (with any such change, for the avoidance of doubt, being given retroactive effect to the Adjustment Date) and the Agent shall notify the Borrower promptly after such determination. Any increase or decrease in the Applicable Margin resulting from a change in the Total Net Leverage Ratio shall become effective on the Adjustment Date.

Notwithstanding the foregoing:

(a) The Applicable Margin shall be set at Level I in the table above (i) upon the occurrence and during the continuation of an Event of Default, or (ii) if for any period, the Agent does not receive the Financial Statements required to be delivered pursuant to Section 6.2(b) for such period, for the period commencing on the Adjustment Date for such period through the date on which such Financial Statements are delivered.

(b) In the event that any Financial Statement or certificate delivered pursuant to Section 6.2(b) is inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable)), and such inaccuracy, if corrected, would have led to the application of a different Applicable Margin for any fiscal period, then the Applicable Margin for such fiscal period shall be determined by reference to the applicable Level in the above table for such fiscal period which would have applied if a correct financial statement or certificate had been delivered, and the Borrower shall promptly pay to the Agent any additional accrued interest owing as a result of such increased Applicable Margin for such fiscal period or the Agent shall promptly issue the Borrower a credit against the next succeeding interest payment due in the amount of the additional interest paid in excess of the interest which would have been due if the lower Applicable Margin had been in effect for such Test Period.

(c) In the event that the aggregate amount of Sponsor Purchased Loans purchased, cancelled and extinguished by the Sponsor Purchasers on or before August 2, 2020 is less than $10,000,000, then each Applicable Margin set forth in the table above shall automatically and without any further action by any party be increased by 1.00% per annum from and after such date.

(c) Clause (ll) of the definition of “Permitted Liens” is hereby amended and restated in its entirety to read as follows:

(ll) other Liens; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto and the use of proceeds thereof, the aggregate outstanding amount of Debt and other obligations secured by Liens incurred under this clause (ll) and then-outstanding shall not exceed $7,500,000; provided, further, that if such Liens are consensual and are on the Collateral, the holders of the Debt or other obligations secured thereby (or a representative or trustee on their behalf) shall have entered into the ABL Intercreditor Agreement or another customary intercreditor agreement or arrangements reasonably satisfactory to the Agent, the Required Lenders and the Borrower, providing, among other things, the Liens on the Collateral securing such Debt or other obligations shall rank junior to the Liens on the Collateral of the Obligors in favor of the Secured Parties;

(d) Section 4.3(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) Excess Cash Flow. Commencing with the calendar quarter ending December 31, 2018, not later than ten (10) Business Days after the date on which financial statements are required to be delivered pursuant to Section 6.2(a) or (b), as the case may be (the “Excess Cash Flow Application Date”), for each Excess Cash Flow Period, the Borrower shall prepay (or cause to be prepaid), in accordance with Section 4.3(e), Term Loans with a principal amount equal to the Applicable ECF Percentage; provided that, notwithstanding the foregoing, (i) for each of the Excess Cash Flow Periods ending December 31, 2018 and March 31, 2019, (A) the Excess Cash Flow Application Date shall be not later than February 15, 2019 and May 15, 2019, respectively, and (B) the amount prepaid or caused to be prepaid by the Borrower pursuant to this Section 4.3(a) shall not be less than $5,000,000, (ii) for the Excess Cash Flow Period ending September 30, 2019, the amount prepaid or caused to be prepaid by the Borrower pursuant to this Section 4.3(a) shall not be less than $10,000,000, (iii) for the Excess Cash Flow Period ending June 30, 2020, the amount prepaid or caused to be prepaid by the Borrower pursuant to this Section 4.3(a) shall not be greater than $2,500,000 (it being understood and agreed that amounts shall only be required to be so prepaid or caused to be prepaid for such Excess Cash Flow Period under this clause (iii) if Holdings, the Borrower or any of its Restricted Subsidiaries has incurred CARES Act Debt of at least $12,500,000 on or prior to the date on which such prepayment is due hereunder), (iv) for the Excess Cash Flow Period ending September 30, 2020, the amount prepaid or caused to be prepaid by the Borrower pursuant to this Section 4.3(a) shall not be less than $1,500,000, (v) for the Excess Cash Flow Period ending December 31, 2020, the amount prepaid or caused to be prepaid by the Borrower pursuant to this Section 4.3(a) shall not be less than $3,500,000, and (vi) for the Excess Cash Flow Periods ending March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021, the amount prepaid or caused to be prepaid by the Borrower pursuant to this Section 4.3(a) shall not in each case be less than $2,500,000. If following delivery of the audited financial statements of Holdings for any Fiscal Year pursuant to Section 6.2(a), such audited financial statements show that the Applicable ECF Percentage for such Fiscal Year was greater than the Applicable ECF Percentage calculated for such Fiscal Year based upon the unaudited quarterly financial statements delivered to the Agent and the Lenders pursuant to Section 6.2(b) (the amount of such discrepancy, the “ECF True-up Amount”), then the Borrower shall prepay the outstanding principal amount of the Term Loans in accordance with Section 4.3(e) in an amount equal to the ECF True-up Amount within 3 Business Days after delivery of such audited financial statements to the Agent and the Lenders pursuant to Section 6.2(a).

(e) Section 6.2(f) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(f) Within thirty (30) days after the end of each month, (i) a monthly report in the form attached hereto as Exhibit L and (ii) a report calculating the Average Liquidity for such month.

(f) Section 6.2 of the Existing Credit Agreement is hereby amended by adding the following new Section 6.2(i) immediately following the end of Section 6.2(h) of the Existing Credit Agreement:

(i) From and after June 1, 2020, solely during any Cash Flow Reporting Period, as soon as available, but in any event not later than thirty (30) days after the end of each month, a sixty (60) day cash flow forecast of the Consolidated Parties and, if different, Holdings and its Restricted Subsidiaries, in form and detail reasonably satisfactory to the Required Lenders, together with a reconciliation of actual cash flows to projected cash flows set forth in the sixty (60) day cash flow forecast delivered pursuant to this clause (i) for the prior month.

(g) Clause (e) of Section 8.10 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e) so long as no Default or Event of Default shall be continuing, the Borrower or any Restricted Subsidiary may pay (or make Distributions to allow any Parent Entity to pay) for the repurchase, retirement or other acquisition or retirement for value of Stock of it or any Parent Entity (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Stock) held by any future, present or former employee, director, officer or other individual service provider (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) of the Borrower (or any Parent Entity) or any of the other Restricted Subsidiaries pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock option or stock appreciation or similar rights plan, any management, director and/or employee stock ownership or equity-based incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement) with any employee, director, officer or other individual service provider of the Borrower (or any Parent Entity) or any Restricted Subsidiary; provided that any such payments, when taken together with (i) the aggregate principal amount of loans and advances made under clause (j) of the definition of “Permitted Investments” and (ii) the aggregate amount of Investments made under clause (t) of the definition of “Permitted Investments”, do not exceed (A) $2,500,000 in any Fiscal Year and (B) $20,000,000 during the term of the Agreement; provided that any unused portion of the preceding basket calculated pursuant to clause (i) above for any Fiscal Year may be carried forward to the next succeeding Fiscal Year up to a maximum of $1,000,000 in the aggregate in any Fiscal Year; provided, further, that cancellation of Debt owing to Holdings (or any Parent Entity of Borrower) or any of its Restricted Subsidiaries from employees, directors, officers or other individual service providers of the Borrower, any of the Borrower’s Parent Entity or any of Holdings’ Restricted Subsidiaries in connection with a repurchase of Stock of any of the Borrower’s Parent Entity will not be deemed to constitute a Distribution for purposes of this covenant or any other provision of this Agreement;

(h) Clause (b) of Section 8.12 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)(i) Debt described on Schedule 8.12 (it being understood and agreed that any such Debt that is repaid shall not be reborrowed) and any Refinancing Debt thereof and (ii) any intercompany Debt outstanding on the Closing Date;

(i) Clause (c) of Section 8.12 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)(i) Capital Leases and purchase money Debt incurred to finance the acquisition, construction, repair, replacement, lease or improvement of any Equipment (as defined in Article 9 of the UCC) held for sale or lease or any fixed or capital assets (whether pursuant to a loan, a Capital Lease or otherwise) and (ii) any Refinancing Debt incurred to Refinance such Debt; provided that, at the time of incurrence and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Debt incurred under this clause (c) and then-outstanding of Borrower, Holdings and its Restricted Subsidiaries shall not exceed $7,500,000;

(j) Clause (j) of Section 8.12 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(j) Debt incurred under this clause (j) and then outstanding in an aggregate principal amount, measured at the time of incurrence and after giving Pro Forma Effect thereto and the use of the proceeds thereof, not to exceed $5,000,000 and any Refinancing Debt in respect thereof;

(k) Clause (k) of Section 8.12 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(k) Debt (x) representing deferred compensation, severance and health and welfare retirement benefits to current and former employees, directors, consultants, partners, members, contract providers, independent contractors or other service providers of Holdings (or any Parent Entity thereof), the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business, (y) consisting of indemnities or similar obligations created, incurred or assumed in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Stock permitted hereunder, other than Guaranties incurred by any Person acquiring all or any portion of such business, assets or Stock for the purpose of financing such acquisition and (z) consisting of earnout obligations incurred in connection with any Permitted Acquisition permitted hereunder not exceeding $5,000,000 in the aggregate outstanding at any time; provided that the holder of such earnout obligations shall have agreed to restrictions to be determined by the Agent and the Required Lenders and such earnout obligations are subordinated to the Obligations on terms and pursuant to documentation reasonably acceptable to the Agent and the Required Lenders;

(l) Section 8.12 of the Existing Credit Agreement is hereby amended by deleting the “and” at the end of Section 8.12(u) of the Existing Credit Agreement, replacing the “.” at the end of Section 8.12(v) of the Existing Credit Agreement with “;” and adding the following new Sections 8.12(w) and 8.12(x) immediately following the end of Section 8.12(v) of the Existing Credit Agreement:

(w) CARES Act Debt in an aggregate principal amount not to exceed $25,000,000; and

(x) Debt incurred in connection with the EKU Acquisition in an aggregate principal amount not to exceed $2,500,000.

(m) Section 8.13 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

8.13 Prepayments of Debt. (a) The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any principal outstanding in respect of (i) any Subordinated Debt or (ii) any Junior Debt (any such payment in respect of Junior Debt, a “Junior Debt Payment”), except, in the case of this clause (ii), (A) regularly scheduled repayments, purchases or redemptions of Junior Debt and regularly scheduled payments of interest, fees, expenses and premiums on any such Junior Debt, provided that such prepayment is expressly permitted under the terms of the ABL Intercreditor Agreement, or another customary intercreditor agreement or arrangements reasonably satisfactory to the Agent, the Required Lenders and the Borrower, or other applicable subordination agreement reasonably satisfactory to the Agent, the Required Lenders and the Borrower; (B) any prepayments, redemptions, purchases, defeasances or other satisfactions of any Junior Debt in connection with any Refinancing thereof with any Refinancing Debt expressly permitted under this Agreement to be incurred for purposes of refinancing such Junior Debt; (C) any prepayments, redemptions, purchases, defeasances or other satisfactions of any Junior Debt required as a result of any Permitted Disposition of any property securing such Junior Debt to the extent that such security is expressly permitted under this Agreement and such prepayment is permitted under the terms of the ABL Intercreditor Agreement, or another customary intercreditor agreement or arrangements reasonably satisfactory to the Agent, the Required Lenders and the Borrower, or other applicable subordination agreement reasonably acceptable to the Agent, the Required Lenders and the Borrower, as the case may be; (D) the conversion of any Junior Debt to Stock (other than Disqualified Stock) of Holdings, the Borrower or any Parent Entity; (E) so long as (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) the Total Net Leverage Ratio as of the last day of the most recently completed Test Period, after giving Pro Forma Effect to such Junior Debt Payment, does not exceed 0.75:1.00, then prepayments, redemptions, purchases, defeasances and other satisfactions of any Junior Debt in an aggregate amount not to exceed the Available Amount at such time; and (F) prepayments, redemptions, purchases, defeasances and other satisfactions of Junior Debt in an aggregate amount not to exceed $1,000,000.

(b) The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, any principal outstanding in respect of CARES Act Debt, other than scheduled payments after the first anniversary of the incurrence of such CARES Act Debt to the extent expressly required pursuant to the CARES Act and the terms of the CARES Act Debt.

(n) Section 8.20 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

8.20 Financial Covenant. Holdings and its Restricted Subsidiaries, on a consolidated basis, shall not permit the Total Net Leverage Ratio on the last day of any Test Period to exceed the ratio set forth below opposite the last day of such Test Period:

Test Period End Date	Maximum Total Net Leverage Ratio
Fiscal Quarters ended September 30, 2018 through and including December 31, 2018	2.00:1.00
Fiscal Quarters ended March 31, 2019 through and including June 30, 2019	1.75:1.00
Fiscal Quarters ended September 30, 2019 through and including March 31, 2020	2.25:1.00

Test Period End Date	Maximum Total Net Leverage Ratio
Fiscal Quarters ended June 30, 2020 through and including March 31, 2021	3.50:1.00
Fiscal Quarter ended June 30, 2021	3.00:1.00
Fiscal Quarter ended September 30, 2021	2.75:1.00
Fiscal Quarter ended December 31, 2021	2.50:1.00
Fiscal Quarters ended March 31, 2022 and thereafter	2.00:1.00

(o) Article VIII of the Existing Credit Agreement is hereby amended by adding the following new Section 8.31 immediately following the end of Section 8.30 of the Existing Credit Agreement:

8.31 CARES Act Debt. Holdings and the Borrower:

(a) shall, and shall cause each of Holdings’ Restricted Subsidiaries to, comply, in all material respects, with the terms and conditions applicable to any CARES Act Debt, including all restrictions under Section 4003(c)(3)(A)(ii) of the CARES Act;

(b) shall, and shall cause each of Holdings’ Restricted Subsidiaries to, use the proceeds of any CARES Act Debt solely in a manner that is permitted by the CARES Act;

(c) shall, and shall cause each of Holdings’ Restricted Subsidiaries to, promptly (and in any event within 5 Business Days) upon receipt or delivery thereof, provide copies to the Agent (for further distribution to each Lender) of (i) all material documents, applications and correspondence with any applicable lender or any applicable Governmental Authority received or delivered relating to any CARES Act Debt and (ii) any notices of default received with respect to any CARES Act Debt; and

(d) shall not, and shall not permit any of Holdings’ Restricted Subsidiaries to, amend, modify or waive any material terms or conditions with respect to any CARES Act Debt.

(p) Section 10.1(c)(i) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.3(a), Section 8.2(a) (with respect to the maintenance of the Borrower’s existence only), Section 8.8, Section 8.9, Section 8.10, Section 8.11, Section 8.12, Section 8.13, Section 8.14, Section 8.16, Section 8.17, Section 8.22, Section 8.24, Section 8.27, Section 8.28 or Section 8.31;

(q) Exhibit L of the Existing Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Schedule A.

SECTION 2. Permitted Disposition of Assets and Waiver of Section 4.3(b). Subject to the satisfaction of each of the conditions precedent set forth in Section 4 hereof, the Required Lenders hereby:

(a) acknowledge and agree that the Disposition of certain Class 8 tractors (the “Disposed Tractor Assets”) more fully described on Schedule B attached hereto shall be deemed to be a Permitted Disposition (the “Permitted Tractor Disposition”) pursuant to clause (b) of the definition of “Permitted Dispositions” in the Existing Credit Agreement; provided that, on each Tractor Disposition True-Up Date (as defined below), 100% of the Net Cash Proceeds from the Permitted Tractor Disposition shall be (i) first, applied to pay any amounts owing with respect to any Capital Leases and purchase money Debt incurred to finance the acquisition, construction, repair, replacement, lease or improvement of the Disposed Tractor Assets pursuant to Section 8.12(c) of the Existing Credit Agreement, until paid in full, and (ii) second, applied either, at the sole election of the Borrower (A) ratably to prepay the Term Loans or

(B) to prepay the Debt permitted under Section 8.12(x) of the Credit Agreement (the “EKU Acquisition Debt”). On the last Business Day of each June and December beginning with December 31, 2020 (each such date, a “Tractor Disposition True-Up Date”), Holdings shall furnish to the Agent (for further distribution to each Lender) a reconciliation and other supporting information that sets forth in reasonable detail the Disposed Tractor Assets sold or otherwise disposed of during the six-month period prior to such Tractor Disposition True-Up Date and the amount of Net Cash Proceeds that must be applied to the Term Loans or the EKU Acquisition Debt pursuant to this Section 2(a) on such Tractor Disposition True-Up Date;

(b) waive the compliance of Borrower, Holdings and Manufacturing with Section 4.3(b) of the Existing Credit Agreement solely insofar as such provision would prohibit Borrower, Holdings and Manufacturing from entering into the Permitted Tractor Disposition; and

(c) consent to the release of, and hereby release, any security interest granted in or relating to the Disposed Tractor Assets.

SECTION 3. Permitted Acquisition and Waiver of Section 8.11. Subject to the satisfaction of each of the conditions precedent set forth in Section 4 hereof, the Required Lenders hereby:

(a) acknowledge and agree that the acquisition of EKU Power Drives GmbH (the “EKU Acquisition”) shall be deemed to be a Permitted Acquisition in the Existing Credit Agreement so long as (i) no Default or Event of Default shall have occurred prior to and be continuing or would result therefrom, (ii) the EKU Acquisition complies with the provisions of clauses (i), (ii), (iii) and (v) of the definition of “Permitted Acquisition” in the Existing Credit Agreement, and (iii) Liquidity after giving Pro Forma Effect to the EKU Acquisition shall be not less than $10,000,000; and

(b) waive the compliance of Borrower, Holdings and Manufacturing with Section 8.11 of the Existing Credit Agreement and clause (k) of the definition of “Permitted Investments” in the Existing Credit Agreement solely insofar as such provisions would prohibit Borrower, Holdings and Manufacturing from entering into the EKU Acquisition.

SECTION 4. Conditions to Effectiveness. This Amendment shall become effective on the first date (such date, the “Second Amendment Effective Date”) when, and only when, each of the conditions set forth below shall have been satisfied in accordance with the terms herein:

(a) the Agent and the Lenders party hereto shall have received duly executed counterparts of this Amendment by the Borrower, Holdings, Manufacturing and each such Lender constituting the Required Lenders;

(b) each Lender party hereto shall have received a nonrefundable amendment fee payable in cash equal to 0.25% of such Lender’s Pro Rata Share of the Term Loans;

(c) the Agent, the Collateral Agent and the Lenders party hereto shall have received all other fees and amounts due and payable on or prior to the Second Amendment Effective Date, including reimbursement or payment of all reasonable and documented or invoiced out-of-pocket costs and expenses associated with this Amendment, such costs and expenses to be limited in the case of legal costs and expenses to the Attorney Costs;

(d) the representations and warranties set forth in this Amendment or any other Loan Document shall be true and correct in all material respects (and any representation and warranty that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the Second Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and any representation and warranty that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects) as of such earlier date;

(e) no Default or Event of Default shall have occurred and be continuing or shall result, in each case, after giving effect to this Amendment; and

(f) the Agent and the Lenders party hereto shall have received a certificate signed by a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in paragraphs (c) and (d) of this Section 4.

SECTION 5. Representations and Warranties of the Obligors. To induce the Lenders party hereto to enter into this Amendment, each of the Borrower, Holdings and Manufacturing hereby represents and warrants to the Agent and each Lender that:

(a) Holdings and each Obligor party to this Amendment has the power and authority to execute, deliver and perform this Amendment. Holdings and each Obligor party to this Amendment has taken all necessary corporate, limited liability company or partnership, as applicable, action (including obtaining approval of its shareholders, if necessary) to authorize the execution, delivery and performance of this Amendment. This Amendment has been duly executed and delivered by Holdings and each Obligor party hereto and constitute the legal, valid and binding obligations of Holdings and each such Obligor, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, winding up, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law) and an implied covenant of good faith and fair dealing. Holdings’ and each Obligor’s execution, delivery and performance of this Amendment does not (i) conflict with, or constitute a violation or breach of, the terms of (A) any contract, mortgage, lease, agreement, indenture, or instrument to which Holdings, such Obligor or any of its Restricted Subsidiaries is a party or which is binding upon it, (B) any Requirement of Law applicable to Holdings, such Obligor or any of its Restricted Subsidiaries or (C) any Charter Documents of Holdings, such Obligor or any of its Restricted Subsidiaries, in each case, in any respect that would reasonably be expected to have a Material Adverse Effect or (ii) result in the imposition of any Lien (other than the Liens created by the Security Documents) upon the property of Holdings, such Obligor or any of its Restricted Subsidiaries by reason of any of the foregoing;

(b) no Default or Event of Default has occurred and is continuing or would occur, in each case, after giving effect to this Amendment;

(c) no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Holdings or any of its Restricted Subsidiaries of this Amendment other than where failure to obtain, effect or make any such approval, consent, exemption, authorization, or other action, notice or filing would not reasonably be expected to have a Material Adverse Effect; and

(d) after giving effect to this Amendment, the representations and warranties of the Borrower and each of the other Obligors contained in the Credit Agreement and each other Loan Document are true and correct in all material respects (and any representation and warranty that is qualified as to materiality or Material Adverse Effect is true and correct in all respects) on and as of the Second Amendment Effective Date as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date, in which case such representations and warranties were true and correct in all material respects as of such prior date.

SECTION 6. Expenses. The Borrower hereby reconfirms the obligations of the Borrower pursuant to Section 14.7 of the Credit Agreement to pay all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Agent in connection with this Amendment.

SECTION 7. No Other Amendments or Waivers; Reaffirmation of the Obligors.

(a) Except as expressly provided herein (i) the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms, (ii) the consents and agreements of the Lenders set forth herein shall be limited strictly as written and shall not constitute a consent or agreement to any transaction not specifically described in connection with any such consent and/or agreement, and (iii) this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which the Agent or any Lender may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

(b) This Amendment shall constitute a Loan Document.

(c) Each of the Borrower, Holdings and Manufacturing hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, each Loan Document to which such Obligor is a party is, and the obligations of such Obligor contained in the Credit Agreement (as amended by this Amendment) or in any other Loan Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as modified by this Amendment. For greater certainty and without limiting the foregoing, each of the Borrower, Holdings and Manufacturing hereby confirms that the existing security interests granted by such Obligor in favor of the Secured Parties pursuant to the Loan Documents in the Collateral described therein shall continue to secure the Obligations as and to the extent provided in the Loan Documents.

SECTION 8. Release. Each Obligor hereby acknowledges and agrees that: (a) neither it nor any of its Subsidiaries has any claim or cause of action against the Agent, the Collateral Agent or any Lender (or any of the directors, officers, employees, agents, attorneys or consultants of any of the foregoing) and (b) the Agent, the Collateral Agent and the Lenders have heretofore properly performed and satisfied in a timely manner all of their obligations to the Obligors, and all of their Subsidiaries and Affiliates. Notwithstanding the foregoing, the Agent, the Collateral Agent and the Lenders wish (and the Obligors agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of their rights, interests, security and/or remedies. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, each Obligor (for itself and its Subsidiaries and Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release, waive and forever discharge the Agent, the Collateral Agent and the Lenders, together with their respective Affiliates and Related Funds, and each of the directors, officers, employees, agents, attorneys and consultants of each of the foregoing (collectively, the “Released Parties”), from any and all debts, claims, allegations, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, in each case, on or prior to the Second Amendment Effective Date directly arising out of, connected with or related to this Amendment, the Credit Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of the Agent, the Collateral Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Obligor, or the making of any Loans or other advances, or the management of such Loans or other advances or the Collateral. Each Obligor represents and warrants that it has no knowledge of any claim by any Releasor against any Released Party or of any facts or acts or omissions of any Released Party which on the date hereof would be the basis of a claim by any Releasor against any Released Party which would not be released hereby.

SECTION 9. No Reliance, Etc. For the avoidance of doubt, and without limitation of any other provisions of the Credit Agreement or the other Loan Documents, Barclays Bank PLC, in its capacity as Agent and Collateral Agent, shall be entitled to the benefits of Sections 13.3, 13.4 and 14.18 of the Credit Agreement as if such provisions were set forth in full herein mutatis mutandis.

SECTION 10. Amendment, Modification and Waiver. This Amendment may not be amended, modified or waived except in accordance with Section 12.1 of the Credit Agreement.

SECTION 11. Integration; Effect of Modifications. This Amendment represents the entire agreement of the Borrower, the other Obligors, the Agent, the Collateral Agent and the Lenders party hereto with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent, the Collateral Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that each reference in each Loan Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Credit Agreement as modified hereby.

SECTION 12. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVERS; PROCESS AGENTS. THIS AMENDMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. SECTION 14.3 OF THE CREDIT AGREEMENT IS HEREBY INCORPORATED BY REFERENCE INTO THIS AMENDMENT AS IF SUCH PROVISION WERE SET FORTH IN FULL HEREIN MUTATIS MUTANDIS AND SHALL APPLY HERETO.

SECTION 13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AMENDMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AMENDMENT.

SECTION 14. Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment, the Credit Agreement, or any instrument or agreement required hereunder.

SECTION 15. Counterparts. This Amendment may be executed in any number of counterparts, and by each party hereto in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment may be executed by facsimile or other electronic communication and the effectiveness of this Amendment and signatures thereon shall have the same force and effect as manually signed originals and shall be binding on all parties thereto. The Agent may require that any such documents and signatures be confirmed by a manually-signed original thereof, provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic signature.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

Exhibit 10.15

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Amendment as of the date first written above.

PROFRAC SERVICES, LLC

By:	/s/ Matt Wilks
Name: Matt Wilks
Title: President/CFO

PROFRAC HOLDINGS, LLC

By:	/s/ Matt Wilks
Name: Matt Wilks
Title: President/CFO

PROFRAC MANUFACTURING, LLC

By:	/s/ Matt Wilks
Name: Matt Wilks
Title: President/CFO

[Signature Page to Second Amendment to Term Loan Credit Agreement]

Exhibit 10.15

Lender signature pages on file with the Agent.

Exhibit 10.15

SCHEDULE A

EXHIBIT L

FORM OF MONTHLY REPORT

SCHEDULE B

DISPOSED TRACTOR ASSETS